NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL PRE-ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007 EARNINGS, CREDIT QUALITY, AND LOAN LOSS PROVISION ESTIMATES

No surprises, 4th quarter year-over-year earnings up 7% as credit quality remains strong

EUGENE, OR, January 7, 2008 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today pre-announced earning estimates, credit quality and loan loss provisions for the fourth quarter and full year 2007.

Earnings for the fourth quarter and full year 2007 are estimated to be $3.3 and $12.9 million, respectively.  Diluted earnings per share are expected to be $0.28 and $1.08 respectively for the fourth quarter and full year compared to $0.26 and $1.08 for the prior year 2006.

Credit quality of the bank’s loan portfolio continues to be good reflecting the bank’s strong credit practices.  It is estimated that nonperforming assets will, as a percentage of total assets, be between 40 and 45 basis points.  Increases in nonperforming assets are primarily associated with an isolated segment of the bank’s consumer residential construction loan portfolio and is consistent with third quarter earnings release and conference call discussions.  Nonperforming assets are estimated to be $4.1 million, an increase of $2.6 million for the quarter, and are actually lower than amounts potentially discussed in the third quarter conference call.  Management does not expect any significant losses on these or any future nonperforming loans in this specific portfolio due to a cash-secured 20% principal guarantee for each of these loans.

Net charge-offs during the fourth quarter 2007 will total $344 thousand relating to two commercial loans that are not part of the above referenced consumer residential construction portfolio.  For the full year, net charge-offs will also total $344 thousand or 0.04% of average loans.  The bank provisioned $275 thousand for loan losses during the quarter.  Considering both the quality of the bank’s current loan portfolio and management’s analysis of classified loan migration trends, management believes that its calculation of the adequacy of the allowance for loan losses is sufficient and has accurately captured the inherent risk in the loan portfolio.  Independent third party reviews of the loan portfolio and risk rating systems validate this assessment.

“Many banks are reporting high levels of increased problem loans especially in the residential construction segment.  Pacific Continental’s exposure to this segment has never been as extensive as many of our peer banks and our management of these loans has been identified as being industry best practice which is evidenced by the continued good credit statistics,” said Hal Brown, chief executive officer.

Additional information and further clarity will be provided in the bank’s complete earnings release and conference call scheduled for January 23rd.

Conference Call and Audio Webcast:
Pacific Continental Corporation will be conducting a live conference call and audio Webcast for interested parties relating to its fourth quarter and full year 2008 results on Wednesday, January 23rd at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time.  The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the conference call, interested parties should call (877) 244-9115 and provide the pass code: “Pacific Continental fourth quarter earnings, leader: Hal Brown.”  To listen to the live audio Webcast, click on the Webcast presentation link on the company’s home page (http://www.therightbank.com/) a few minutes before the presentation is scheduled to begin.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-three years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2007, Oregon Business magazine recognized Pacific Continental as the highest ranking financial institution to work for in the state; this follows the magazine’s 2004 ranking that listed Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters.  Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release.  Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission.  This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.